Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Exhibit (C)(12) Citigroup Global Markets Singapore Pte. Ltd. | Banking, Capital Markets and Advisory July 29, 2022 Project Shangri-La Presentation for the Board of Directors WIP DRAFT Strictly Private and Confidential

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Citi Confidential Disclaimer The following pages contain material provided to the Board of Directors of Ocean Network Express Pte. Ltd. (“Oasis” or the “Company”) by Citigroup Global Markets Singapore Pte. Ltd. (“Citi”) in connection with a potential transaction involving the Company and Aman. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company, Aman, and other sources. Any estimates and projections contained herein have been prepared or adopted by the management of the Company, Aman, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company and Aman as the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice. 1

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Approach to Preliminary Financial Analysis • The Oasis management team has conducted a preliminary review of information provided by Aman Management, which includes a preliminary long-term forecast for Shangri-La prepared by Aman Management • Based on the information provided, the Oasis management team has prepared a preliminary 30-year forecast for Shangri-La (the “Oasis Management Forecast”) – Reflects Shangri-La on a standalone basis, including existing contract portfolio and assumed re-contracting rates and excluding any synergies Oasis – Through 2024E, growth capex based on existing newbuild contracts Management – From 2025E to 2050E, capex is assumed to (i) replace aging vessels and (ii) increase fleet capacity in-line with GDP Forecast growth – All assumptions in the Oasis Management Forecast are subject to ongoing diligence and material changes • Oasis has neither received from Aman Management a forecast for Ampere nor prepared its own forecast for Ampere – Aman Management has provided guidance, which is subject to ongoing diligence, that Ampere’s EBITDAL is expected to remain flat at approximately US$125mm annually in the near term, representing ~10% of Aman’s 2022E EBITDAL • Valuation methodologies include: – Selected Public Companies for Aman – Sum-of-the-Parts, reflecting discounted cash flows for Shangri-La and, due to the lack of a forecast, a multiples-based Valuation valuation for Ampere Methodologies • As Oasis would not acquire control of Aman, Selected Transactions have been excluded • All valuation methodologies use, at the discretion of Oasis, the Oasis Management Forecast • Fully diluted share count and net debt provided by Aman Management and remain subject to ongoing diligence • Certain information (e.g., historical financials, fleet metrics, convertible debt mechanics) has been sourced from public information Other • All aspects of the financial analysis, including the valuation methodologies used, are preliminary and subject to ongoing diligence; additional information is expected to be provided at a later stage, including information that may have a material impact on the forecast 2

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes

Summary Financial Analysis

		Methodology	Implied Common Equity Value per Share (US$)
Selected Companies Analysis	FV / EBITDAL (2022E)	*Aman FV / EBITDAL Range: 6.4x - 8.4x* *2022E Aman EBITDAL of: US$1,260mm*	6.30 – 15.00
	FV / EBITDAL (2023E)	*Aman FV / EBITDAL Range: 5.7x - 7.7x* *2023E Aman EBITDAL of: US$1,532mm*	9.00 – 19.20
	Sum-of-the-Parts Analysis	**Discounted Cash Flow Analysis for Shangri-La & FV / EBITDAL for Ampere** *Shangri-La WACC: 7.4% - 8.0%* *Shangri-La Perpetuity Growth Rate: 2.75% - 3.25%* *Ampere FV / EBITDAL Range: 3.7x - 5.7x*	9.40 – 16.40
Reference Only	52W Intraday Share Price	**Trading Range** *52-Week Intraday Trading Range to 26-Jul-22* ◆ *Latest Share Price as of 26-Jul-22*	10.13 – 16.49; ◆ 10.99
	Broker Target Price	**Research Analyst Price Targets** *# of Target Prices: 7 (Low: Stifel Nicolaus 15-Jul-22, High: Fearnley Securities 12-May-22)* *Discounted 1 Year at midpoint Cost of Equity of 12.3%*	9.50 – 18.60; Undiscounted: 10.50 – 21.00

Source: Oasis Management, Aman Management and FactSet. Market data as of July 26, 2022.
Notes: Share prices rounded to the nearest $0.10, except 52-week intraday trading range. Diluted shares outstanding based on 282.0mm basic shares, 3.1mm RSUs, 0.5m PSUs, 5.0mm in options with a strike of $13.00, 1.0mm in options with a strike of $13.71, 0.5mm in options with a strike of $7.20, and 1.5mm in options with a strike of $7.80 (includes all in-the-money options). Convertible debt is factored into Aman FV bridge (i.e. not factored into Fully Diluted Shares Outstanding), excludes potential value from capped call provisions and excludes make-whole conversion adjustments.
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Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Analysis at Various Prices Aman @ Market Share Price (US$ / sh) $10.99 $12.00 $13.00 $14.00 $15.00 $16.00 ($ in millions, except per share values) Premium / (Discount) to: Metric Current (07/26/2022) $10.99 -- 9% 18% 27% 36% 46% 52-Week Intraday High (09/16/2021) 16.49 (33%) (27) (21) (15) (9) (3) 30-Day VWAP (Since 06/13/2022) 10.91 1 10 19 28 37 47 (1) 287 287 292 293 293 293 Diluted Shares Outstanding Equity Value $3,160 $3,450 $3,802 $4,109 $4,402 $4,696 (2) 3,666 3,666 3,666 3,666 3,666 3,666 Plus: Debt (3) 209 217 227 238 249 261 Plus: Convertible Debt Plus: Finance Leases 1,297 1,297 1,297 1,297 1,297 1,297 Plus: Operating Leases 573 573 573 573 573 573 Plus: Japanese Operating Leases 174 174 174 174 174 174 (4) 855 855 855 855 855 855 Plus: Preferred Equity and Baby Bonds (5) (565) (565) (630) (643) (643) (643) Less: Cash Firm Value $9,370 $9,669 $9,966 $10,270 $10,574 $10,880 Firm Value / EBITDAL Metric FY 2022E $1,260 7.4x 7.7x 7.9x 8.2x 8.4x 8.6x FY 2023E 1,532 6.1 6.3 6.5 6.7 6.9 7.1 Source: Oasis Management, Aman Management, and FactSet. Market data as of July 26, 2022. Balance sheet data as of June 30, 2022. Notes: (1) Diluted shares outstanding based on 282.0mm basic shares, 3.1mm RSUs, 0.5mm PSUs, 5.0mm in options with a strike of $13.00, 1.0mm in options with a strike of $13.71, 0.5mm in options with a strike of $7.20, and 1.5mm in options with a strike of $7.80 (includes all in-the-money options). (2) Includes Ampere debt balance of $100mm. (3) Convertible debt is adjusted for make-whole conversion, with illustrative transaction close of June 30, 2022. Value of convertible debt is factored into Aman FV bridge (i.e. not factored into Fully Diluted Shares Outstanding). (4) Includes Preferred Equity of $803mm and Baby bonds of $52mm. (5) Includes Ampere cash balance of $150mm. 4

1. Supporting Materials

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes

Shangri-La Financial Forecast

Revenue
(US$ mm)

5Y CAGR ('22-27E): 8.8%
25Y CAGR ('27-52E): 3.6%



Oasis Mgmt. Case
Broker Consensus
1,132
1,421
1,647
1,524
1,773
2,271
2,486
2,380
2,323
2,397
2,467
2,566
2,629
2,707
3,092
4,006
5,250
5,628
1,561
1,684
2,065
2,231
2019A
2020A
2021A
2022E
2023E
2024E
2025E
2026E
2027E
2028E
2029E
2030E
2031E
2032E
2037E
2042E
2047E
2052E

EBITDAL(1)
(US$ mm)

5Y CAGR ('22-27E): 9.6%
25Y CAGR ('27-52E): 3.3%



Oasis Mgmt. Case
Broker Consensus
869
1,081
1,216
1,135
1,407
1,829
1,980
1,865
1,795
1,844
1,902
1,971
2,020
2,089
2,338
2,926
3,823
4,091
1,136
1,243
1,513
1,631
2019A
2020A
2021A
2022E
2023E
2024E
2025E
2026E
2027E
2028E
2029E
2030E
2031E
2032E
2037E
2042E
2047E
2052E

Unlevered Free Cash Flow(2)
(US$ mm)



Oasis Mgmt. Case
Broker Consensus
480
131
(459)
(473)
170
(1,470)
(1,217)
(989)
(647)
1,829
1,179
850
936
768
1,070
835
494
(1,244)
(276)
2,092
2,485
2019A
2020A
2021A
2022E
2023E
2024E
2025E
2026E
2027E
2028E
2029E
2030E
2031E
2032E
2037E
2042E
2047E
2052E

Source: Oasis Management, Public Filings, and FactSet market data as of July 26, 2022.
Notes: (1) Due to limited public segmental disclosure between Shangri-La and Ampere, broker consensus EBITDA represents Shangri-La EBITDAL consensus adjusted for Aman's operating lease expense per Aman's five year guidance. (2) Broker consensus Unlevered Free Cash Flow computed as consensus EBITDAL less capex.

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Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Selected Public Companies Analysis Firm Value (USD) (1) FV / EBITDAL W.A. Remaining Contract Duration (yrs) Aman Aman Public Comparables 2022E 2023E Based on current consensus estimates 9.6x 9.2x 2022E Median: 7.4x 8.0x 7.9x 7.9x 2023E Median: 6.7x 7.4x 7.4x 7.3x 6.7x 6.7x 5.0x 5.0x 4.0x 3.7x 3.1x 3.1x Aman SFL TGH CPLP TRTN CMRE GSL DAC Axis Title Aman $9.4bn $3.7bn $7.3bn $1.6bn $13.1bn $3.9bn $1.6bn $2.2bn (2) (3) 7.3 7.1 6.5 6.1 6.6 4.2 2.3 2.8 Implied Reference Ranges ($ in billions, except per share data) (4) (5) (6) Selected Multiple Firm Value Equity Value Share Price Aman Metric Low High Low High Low High Low High FV / CY2022E EBITDAL $1.3 6.4x 8.4x $8.0 $10.5 $1.8 $4.4 $6.30 $15.00 FV / CY2023E EBITDAL 1.5 5.7 7.7 8.8 11.8 2.6 5.6 9.00 19.20 Source: Oasis Management, public filings, Aman investor presentation dated May 2022, CPLP investor presentation dated June 22, 2022, TGH investor presentation dated May 5, 2022, TRTN investor presentation dated June 7, 2022, and FactSet. Market data as of July 26, 2022. Aman balance sheet data as of June 30, 2022. Peer balance sheet data as of March 31, 2022. Notes: Aman figures adjusted for Fairfax’s exercise of 25mm in warrants. (1) Firm value figures include operating leases. (2) Pro forma for 71 newbuilds announced as of May 2022 and 3 vessels held for sale as of March 31, 2022. (3) Reflects weighted average remaining contract duration for containerships only. (4) Reflects median of public comparables +/- 1.0x. (5) Firm value adjustments includes Shangri-La projected net debt of $5,413mm, Ampere net cash of $50mm, $803mm preferred equity, and $52mm Baby Bonds. Shangri-La net debt is further adjusted for value of convertible debt (excludes potential value from capped call provisions and make-whole conversion adjustments) and proceeds from in-the-money options. (6) Share prices rounded to the nearest $0.10. Calculated using diluted shares outstanding based on 282.0mm basic shares, 3.1mm RSUs, 0.5mm PSUs, 5.0mm in options with a strike of $13.00, 1.0mm in options with 6 a strike of $13.71, 0.5mm in options with a strike of $7.20, and 1.5mm in options with a strike of $7.80 (includes all in-the-money options). Axis Title

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Shangri-La vs. Select Companies with Containership Fleets W.A. Containership Fleet Age W.A. Containership Remaining Contract Duration (Years) (Years) (2) 7.3 7.3 15.3 13.7 11.4 9.4 4.2 8.8 3.2 2.8 (2) 2.3 4.9 Shangri-La Shangri-La (1) Containerships as % of Total Fleet Containership Fleet Capacity Average Containership Size (TEU, in thousands) (TEU / Vessel) 100% (2) (2) 9,887 (4) 1,977 9,374 (5) (5) 7,958 7,834 (3) 6,270 5,267 65% 100% (3) 642 100% 48% (3) 483 65% (4) 342 319 (5) 119 Shangri-La Shangri-La Source: Public filings, Aman investor presentation dated May 2022, and SFL investor presentation dated May 12, 2022. Data as of March 31, 2022, unless otherwise noted. Notes: Averages weighted by TEU. (1) Based on simple fleet count. (2) Pro forma for 71 newbuilds announced as of May 2022 and 3 vessels held for sale as of March 31, 2022. (3) Pro forma for 6 vessels under construction. (4) Pro forma for 1 vessel sold in April 2022. (5) Pro forma for 3 vessels under construction and 2 vessel sales announced in June 2022. 7

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes

Aman Implied Sum of the Parts Valuation

Aman Sum of the Parts Equity Build Up

(US$ mm)

	Valuation Methodology	Low	Mid	High
Shangri-La	*Discounted Cash Flow*	8,419	9,253	10,278
Ampere	*Multiples-based Valuation*	475	600	725
Aman Firm Value		**8,894**	**9,853**	**11,003**
Shangri-La Net Debt[1]		(5,398)	(5,398)	(5,372)
Ampere Net Debt		50	50	50
Preferred Equity		(803)	(803)	(803)
Baby Bonds		(52)	(52)	(52)
Aman Equity Value		**2,692**	**3,651**	**4,826**
FDSO[2]		287	287	293
Implied Share Price[3]		**9.40**	**12.70**	**16.40**

Key Valuation Assumptions

		Low	Mid	High
Shangri-La				
WACC	*(%)*	8.0%	7.7%	7.4%
Terminal Growth Rate	*(%)*	2.75%	3.00%	3.25%
Ampere				
Ampere FV / EBITDAL	*(x)*	3.7x	4.7x	5.7x

Source: Oasis Management, Aman Management.

Notes: (1) Shangri-La projected net debt of $5,413mm. Shangri-La net debt is further adjusted for value of convertible debt (excludes potential value from capped call and make-whole conversion adjustments) and proceeds from in-the-money options. (2) Diluted shares outstanding based on 282.0mm basic shares, 3.1mm RSUs, 0.5mm PSUs, 5.0mm in options with a strike of $13.00, 1.0mm in options with a strike of $13.71, 0.5mm in options with a strike of $7.20, and 1.5mm in options with a strike of $7.80 (includes all in-the-money options). (3) Share prices rounded to the nearest $0.10.

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Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes

Discounted Cash Flow Analysis – Oasis Mgmt. Case (Shangri-La)

Shangri-La Summary of Cash Flows[1]

in USD millions	2H 2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2037E	2042E	2047E	2052E[4]	Terminal Year[2]
Vessel Revenues	772	1,773	2,271	2,486	2,380	2,323	2,397	2,467	2,566	2,629	2,707	3,092	4,006	5,250	5,628	5,600
(-) Opex	(134)	(291)	(364)	(427)	(436)	(448)	(472)	(482)	(508)	(520)	(526)	(651)	(957)	(1,279)	(1,372)	
(-) SG&A	(40)	(75)	(77)	(79)	(79)	(79)	(82)	(84)	(86)	(89)	(91)	(103)	(123)	(148)	(165)	
(-) Other maintenance costs	(40)	--	--	--	--	--	--	--	--	--	--	--	--	--	--	
Corporate EBITDAL	**559**	**1,407**	**1,829**	**1,980**	**1,865**	**1,795**	**1,844**	**1,902**	**1,971**	**2,020**	**2,089**	**2,338**	**2,926**	**3,823**	**4,091**	**4,073**
% EBITDAL margin	*72.3%*	*79.3%*	*80.6%*	*79.7%*	*78.4%*	*77.3%*	*76.9%*	*77.1%*	*76.8%*	*76.9%*	*77.2%*	*75.6%*	*73.0%*	*72.8%*	*72.7%*	*72.7%*
(-) Drydocking	(24)	(62)	(52)	(45)	(39)	(61)	(105)	(111)	(48)	(38)	(61)	(66)	(133)	(197)	(225)	(180)
(-) Net newbuild capex	(1,246)	(2,528)	(2,385)	--	--	--	--	--	--	--	--	--	--	--	--	
(-) Growth capex	--	--	--	(61)	(599)	(515)	(644)	(661)	(678)	(696)	(714)	(811)	(1,106)	(1,280)	--	
(-) Replacement capex	--	--	--	--	(38)	(351)	(155)	(369)	(163)	(460)	(945)	(3,044)	(2,169)	(188)	(1,485)	(2,370)[3]
(+) Residual value	--	--	--	--	33	20	37	50	32	55	175	393	258	--	190	
(-) Unlevered taxes	(15)	(37)	(49)	(53)	(46)	(42)	(43)	(45)	(47)	(48)	(51)	(56)	(63)	(85)	(92)	(85)
(+/-) Change in WC	0	3	9	7	2	4	2	2	3	2	(0)	1	11	19	5	
Unlevered FCFF	**(727)**	**(1,217)**	**(647)**	**1,829**	**1,179**	**850**	**936**	**768**	**1,070**	**835**	**494**	**(1,244)**	**(276)**	**2,092**	**2,485**	**1,438**

Firm Value (US$ bn)

	Terminal Growth (%)		
WACC	2.75%	3.00%	3.25%
7.4%	9.8	10.0	10.3
7.7%	9.1	9.3	9.5
8.0%	8.4	8.6	8.7

Equity Value (US$ bn)[4]

	Terminal Growth (%)		
WACC	2.75%	3.00%	3.25%
7.4%	3.6	3.8	4.1
7.7%	2.8	3.0	3.2
8.0%	2.2	2.3	2.5

PV Terminal Value % of Firm Value

	Terminal Growth (%)		
WACC	2.75%	3.00%	3.25%
7.4%	38.0%	39.3%	40.8%
7.7%	35.8%	37.1%	38.4%
8.0%	33.7%	34.9%	36.1%

Implied Terminal FV / EBITDAL

	Terminal Growth (%)		
WACC	2.75%	3.00%	3.25%
7.4%	7.6x	8.0x	8.5x
7.7%	7.1x	7.5x	7.9x
8.0%	6.7x	7.1x	7.5x

Source: Oasis Management.

Notes: Assumes illustrative valuation date as of June 30, 2022. Balance sheet data as of June 30, 2022. Represents Shangri-La financials only. (1) Oasis Management Case forecast assumes LTM June 30, 2052 as the last projection year. (2) Terminal year figures are based on LTM June 30, 2052 figures. (3) Terminal year capex based on the equivalent annual replacement capex, adjusted for scrap value, and Aman's fleet size as of June 30, 2052. (4) Firm value adjustments includes Shangri-La projected net debt of $5,413mm, $803mm preferred equity, and $52mm Baby Bonds. Shangri-La net debt is further adjusted for value of convertible debt (excludes potential value from capped call provision and make-whole conversion adjustments) and proceeds from in-the-money options. (4) Represents full year 2052 cash flows. DCF however is based on cash flows through June 30, 2052 only.

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Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Ampere Selected Public Companies Ampere Public Comparables For Reference Only: Selected Transactions (1) FV / 2022E EBITDAL FV / EBITDAL 7.3x 5.0x 4.8x 5.9x 5.4x Median: 4.7x 4.7x 4.3x 3.5x 2.7x 1 2 Axis Title Target: Ampere Acquiror: Shangri-La / 11/21/19 3/5/2021 Ann. Date: AHT-GB VP-GB URI HRI HEES SDY-GB HSS-GB Axis Title (2) EBITDAL Year: 2020E 2019A Implied Reference Ranges ($ in millions) (3) (4) (5) Selected Multiple Firm Value Equity Value Aman Metric Low High Low High Low High FV / CY2022E EBITDAL $125 3.7x 5.7x $475 $725 $525 $775 Source: Oasis Management, public filings, and FactSet. Market data as of July 26, 2022. Peer balance sheet data as of March 31, 2022 or most recently available. Notes: (1) Firm value figures include operating leases. (2) Referenced 2019 for normalized multiples as 2020 multiples were affected by the COVID-19 pandemic. (3) Reflects median of public comparables +/- 1.0x. (4) Firm values rounded to nearest $25mm. (5) Firm value adjustments include Ampere net cash of $50mm. 10 Axis Title Axis Title

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Convertible Debt Conversion Mechanics Conversion Matrix Base Conversion Ratio: 76.8935 Stock Price on Date of Fundamental Change Share Price on Effective $10.20 $11.00 $11.50 $12.00 $13.01 $15.00 $16.91 $18.00 $19.00 $20.00 $22.50 $25.00 $27.50 Date 21-Dec-20 21.1457 17.8727 15.6609 13.7325 10.5480 6.2793 3.7859 2.8122 2.1216 1.5815 0.6956 0.2348 0.0331 15-Dec-21 21.1457 17.6664 15.3774 13.3908 10.1314 5.8307 3.3856 2.4544 1.8068 1.3110 0.5302 0.1600 0.0189 15-Dec-22 21.1457 17.2264 14.8443 12.7875 9.4466 5.1467 2.8048 1.9483 1.3716 0.9440 0.3142 0.0596 0.0000 15-Dec-23 21.1457 16.4782 13.9591 11.8042 8.3620 4.1247 1.9953 1.2761 0.8205 0.5050 0.1018 0.0012 0.0000 15-Dec-24 21.1457 15.2809 12.4835 10.1283 6.5042 2.5100 0.8924 0.4517 0.2184 0.0875 0.0000 0.0000 0.0000 15-Dec-25 21.1457 14.0155 10.0630 6.4398 0.0000 0.0000 0.0000 0.0000 0.0000 0.0000 0.0000 0.0000 0.0000 Calculation of Value Delivered ($ in millions, except for per share metrics) Illustrative Closing Date 30-Jun-22 Illustrative Price $15.00 (1) 82.3537 (x) Revised Conversion Ratio (x) # of Outstanding Bonds 201,250 Total Value Delivered $248.6 Source: Public filings. Notes (1) The conversion ratio is linearly interpolated between dates and share prices. 11

2. Reference Materials

Preliminary Draft for Discussion Purposes Only | Subject to Ongoing Diligence and Material Changes Share Price Performance over the Last Twelve Months For Illustrative Purposes and Reference Only LTM Share Price Performance (July 26, 2021 – July 26, 2022) $17.00 16 Sep 2021 52-Week Intraday High ($16.49) 16.00 15.00 14.00 13.00 12.00 Unaffected Price: $10.99 11.00 30-Day VWAP Prior to July 26: $10.91 10.00 6 Jul 2022 52-Week Intraday Low ($10.13) 9.00 8.00 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Source: FactSet. Market data as of July 26, 2022. 12

Preliminary Draft for Discussion Purposes Only | Subject to Material Changes

Analyst Ratings and Consensus

For Illustrative Purposes and Reference Only

Target Price

($)


Buy
Hold
Sell
$21.00
$20.00
$17.00
$16.00
$14.00
$12.50
$10.50
Median: $16.00
Fearnley Securities
B. RILEY
BMO Capital Markets
citi
Jefferies
BANK OF AMERICA
STIFEL NICOLAUS

Date of Estimate

12-May-22	18-Jul-22	12-May-22	12-May-22	12-May-22	12-May-22	15-Jul-22

Source: Public filings, FactSet, and Wall Street Research.
Notes: Excludes Clarksons which last published its report on February 17, 2022.

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